Exhibit 99.1

Corautus Genetics Reports Fourth Quarter and Year-End 2004 Financial Results

ATLANTA, March 21, 2005 — Corautus Genetics Inc. (Nasdaq: VEGF), a biopharmaceutical company dedicated to the development of innovative gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2004.

For the fourth quarter of 2004, Corautus incurred a net loss of $3,708,000, or $0.25 per share, as compared to a net loss of $1,836,000, or $0.18 per share, in the same period of 2003.

Revenues for the fourth quarter of 2004 and 2003 were each $21,000, all of which result from the amortization of a payment received for the sublicense of certain patents to Boston Scientific Corporation concurrent with their investment in July 2003.

Operating expenses for the fourth quarter of 2004 were $3,665,000 as compared to $1,856,000 for the fourth quarter of 2003, an increase of $1,809,000 or 97%. Included in operating expenses were research and development costs totaling $2,797,000 for the fourth quarter of 2004 as compared to $499,000 for the same period in 2003, an increase of $2,298,000 or 461%. The increase in research and development costs was primarily related to the commencement on August 31, 2004, of the GENASIS Phase IIb clinical trial for the treatment of severe angina and amounts incurred for the manufacturing of the VEGF-2 therapeutic for a Phase III trial and commercialization.

General and administrative expenses for the fourth quarter of 2004 were $868,000 as compared to $1,648,000 for the fourth quarter of 2003, a decrease of $780,000 or 47%. The decrease in general and administrative expense was primarily caused by the recording in 2003 of $375,000 in non-cash compensation expense, $66,000 in severance for former employees at closed facilities, and $163,000 in amortization expense of a warrant issued to a third party for investor and public relations services, there were no such expenses in 2004.

Net loss for the year ended December 31, 2004 was $10,382,000, or $0.79 per share, as compared to a net loss of $30,408,000, or $3.31 per share, for the year ended December 31, 2003.

Revenues for 2004 and 2003 were $83,000 and $35,000, respectively, all of which result from the amortization of a payment received for the sublicense of certain patents to Boston Scientific Corporation concurrent with their investment in July 2003.

Operating expenses for the year ended December 31, 2004 were $10,275,000 as compared to $30,397,000 for 2003, a decrease of $20,122,000 or 66%. Expenses in 2003 included a write-off of acquired in-process technology of $17,295,000 and a write-off of property and equipment of $1,946,000; there were no such write-offs in 2004.

Included in operating expenses were research and development costs totaling $6,593,000 for 2004 as compared to $3,217,000 for 2003, an increase of $3,376,000 or 105%. The increase in research and development costs was primarily related to the commencement on August 31, 2004 of the GENASIS Phase IIb clinical trial for the treatment of severe angina and amounts incurred for the manufacturing of the VEGF-2 therapeutic for a Phase III trial and commercialization offset somewhat by lower facilities and depreciation costs.

General and administrative expenses for fiscal 2004 were $3,681,000 as compared to $7,939,000 for 2003, a decrease of $4,258,000 or 54%. The decrease in general and administrative expense was primarily caused by the recording in 2003 of a charge for $3,424,000 related to settlement of a lease obligation, $375,000 in non-cash compensation expense, and decreases in facilities and depreciation costs.

Interest income for 2004 was $251,000 as compared to $58,000 in 2003, an increase of $193,000 or 333%, which related to higher average balances and yields in cash and cash equivalents and short-term investments in 2004 over 2003.

Interest expense for 2004 was $452,000 as compared to $123,000 in 2003, an increase of $329,000 or 267%. The increase in 2004 primarily related to the interest expense on the convertible notes payable of $329,000 and interest cost on the lease settlement obligation offset by a decrease in interest on capital leases. Interest on the notes payable is not payable until the principal payments begin, which is five years from the date of each note.

Business Highlights

Corautus is currently conducting the largest Phase IIb trial of its kind (the GENASIS trial) to evaluate the safety and efficacy of Vascular Endothelial Growth Factor-2 (VEGF-2) for the treatment of severe angina associated with cardiovascular disease. The double-blinded, placebo-controlled study commenced on August 31, 2004 and has since treated 53 patients in 18 institutions nationwide. Corautus anticipates that the complete enrollment target of 404 patients will be achieved in the first quarter of 2006.

Also in March 2005, Corautus announced the publication of two-year results of the Company’s Phase I study of VEGF-2 in patients with refractory angina who were not suitable candidates for traditional revascularization procedures. Results of this trial were reported in the Journal of Interventional Cardiology (JIC) (Vol. 18, No. 1, pp. 27-31), demonstrating significant improvement of patients’ angina two years following treatment (p < 0.05) with no complications directly related to the gene therapy procedure.

In January 2005, Corautus announced the formation of its steering committee for the GENASIS trial, which includes some of the most distinguished clinical researchers in their fields and is co-chaired by Dr. Douglas W. Losordo, Chief of Cardiovascular Research at Caritas St. Elizabeth’s Medical Center, Boston and Dr. Richard E. Kuntz, Co-director, Center For Clinical Investigation, Brigham and Women’s Hospital in Boston.

During the fourth quarter of 2004, Corautus began the trading of its common stock on The Nasdaq Stock Market(R) under the symbol VEGF.

Richard E. Otto, President and CEO of Corautus Genetics Inc., stated, “We are proud of our accomplishments in 2004 and thus far in 2005. From December 2003 through September 2004, we raised over $21 million in gross proceeds from the sale of our common stock and warrants and received $10 million in proceeds from long-term debt issuances to Boston Scientific Corporation. Our GENASIS Phase IIb clinical trial began on August 31, 2004, and we are grateful to the research institutions and their clinicians and staff who are successfully advancing our VEGF-2 Phase IIb program in patients nationwide.”

Mr. Otto added, “We are seeing good results in patient recruitment in the GENASIS trial as institutions, clinicians and coordinators become more familiar with our protocol, the therapeutic and the catheter. Also, we are adding senior level personnel to work with the institutions and physicians on patient enrollment. We have an aggressive but achievable goal of completing the enrollment of the GENASIS trial in the first quarter of 2006.”

As previously announced, Corautus will webcast a conference call to discuss the results and progress of its therapeutic development program today at 11:00 A.M. Eastern time. To access the live webcast, please log on to the Company’s website at http://www.corautus.com and go to the Investor Relations section. Alternatively, domestic callers may participate in the conference call by dialing (800) 638-5439, and international callers may participate in the conference call by dialing (617) 614-3945. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Monday, April 11, 2005. Domestic callers can access the replay by dialing (888) 286-8010, and international callers can access the replay by dialing (617) 801-6888; the PIN access number is 59908081.

About Corautus Genetics

Corautus Genetics Inc. is a clinical-stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor-2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a strategic alliance with Boston Scientific Corporation (NYSE: BSX) to develop, commercialize and distribute the VEGF-2 gene therapy products. For more information, please visit http://www.corautus.com.

Forward-Looking Statement

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, and in particular whether early-stage clinical trial results are any indication of results in subsequent clinical trials, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, benefits from listing on the Nasdaq Stock Market, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ most recent Annual Report on Form 10-K, which are incorporated by reference into this press release.

CONTACT: Investor Relations, Jack W. Callicutt of Corautus Genetics Inc., 404-526-6200, jcallicutt@corautus.com; and Media Relations, Justin Jackson of Burns McClellan, on behalf of Corautus Genetics Inc., 212-213-0006, jjackson@burnsmc.com

Corautus Genetics Inc.

Condensed Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$371,882	$8,911,994
Short-term investments	24,115,000	—
Accounts receivable and other current assets	715,336	684,150

Total current assets	25,202,218	9,596,144
Property and equipment, net	92,832	184,338
Other assets	719,606	753,553

Total Assets	$26,014,656	$10,534,035

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,724,332	$1,257,815
Capital lease obligation, current portion	31,695	376,265
Deferred revenue, current portion	83,333	83,333
Lease settlement obligation, current portion	736,378	1,128,189

Total current liabilities	2,575,738	2,845,602
Notes and interest payable	10,329,477	2,500,000
Lease settlement obligation, net of current portion	1,078,910	1,815,289
Deferred revenue, net of current portion	798,611	881,944

Total liabilities	14,782,736	8,042,835

Total stockholders’ equity	11,231,920	2,491,200

Total Liabilities and Stockholders’ Equity	$26,014,656	$10,534,035

Corautus Genetics Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues	$20,833	$20,833	$83,333	$34,722
Operating Expenses:
Research and development	2,797,443	499,291	6,593,395	3,217,327
General and administrative	867,923	1,647,655	3,681,173	7,939,065
Write-off of acquired in-process technology	—	(405,287)	—	17,294,576
Write-off of property and equipment	—	113,934	—	1,945,743

Total operating expenses	3,665,366	1,855,593	10,274,568	30,396,711

Loss from operations	(3,644,533)	(1,834,760)	(10,191,235)	(30,361,989)
Other income, net	286	5,366	10,101	19,458
Interest expense, net	(64,125)	(6,369)	(200,839)	(65,615)

Net Loss	$(3,708,372)	$(1,835,763)	$(10,381,973)	$(30,408,146)

Basic and diluted loss per share	$(0.25)	$(0.18)	$(0.79)	$(3.31)

Number of weighted-average shares used in the computation of basic and diluted loss per share	14,588,127	10,015,348	13,140,362	9,195,964